                                                                      Exhibit 3
                                                                      ---------






                            ALARMGUARD HOLDINGS, INC.






                       PREFERRED STOCK PURCHASE AGREEMENT





                          DATED AS OF FEBRUARY 2, 1998

                                TABLE OF CONTENTS

                                                                         PAGE

ARTICLE I DEFINITIONS.......................................................1
1.1      Definitions; Interpretation........................................1

ARTICLE II ISSUANCE AND SALE OF PREFERRED STOCK.............................6
2.1      Number of Shares and Price.........................................6

ARTICLE III CLOSING; CLOSING DELIVERIES.....................................6
3.1      Closing............................................................6
3.2      Payment for and Delivery of Preferred Shares.......................6

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................7
4.1      Existence; Qualification; Subsidiaries.............................7
4.2      Authorization and Enforceability; Issuance of Shares...............7
4.3      Capitalization.....................................................8
4.4      Private Sale; Voting Agreements....................................8
4.5      Financial Statements; Disclosure...................................8
4.6      Absence of Certain Changes.........................................9
4.7      Litigation........................................................10
4.8      Licenses, Compliance with Law, Other Agreements, Etc..............11
4.9      Third-Party Approvals.............................................11
4.10     No Undisclosed Liabilities........................................11
4.11     Tangible Assets...................................................11
4.12     Inventory.........................................................11
4.13     Owned Real Property...............................................11
4.14     Real Property Leases..............................................12
4.15     Agreements........................................................12
4.16     Intellectual Property.............................................12
4.17     Employees.........................................................12
4.18     ERISA; Employee Benefits..........................................13
4.19     Environment, Health and Safety....................................13
4.20     Transactions With Affiliates......................................14
4.21     Taxes.............................................................14
4.22     Other Investors...................................................14
4.23     Year 2000 Representations.........................................14
4.24     Seniority.........................................................15
4.25     Investment Company................................................15
4.26     Certain Fees......................................................15
4.27     Solicitation Materials............................................15
4.28     Form S-3 Eligibility..............................................16

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


4.29    Listing and Maintenance Requirements Compliance...............................16
4.30    Registration Rights; Rights of Participation..................................16
4.31    Recent Results of Operations..................................................16
4.32    Small Business Matters........................................................16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS............................17
5.1     Authorization and Enforceability..............................................17
5.2     Government Approvals..........................................................17

ARTICLE VI COMPLIANCE WITH SECURITIES LAWS............................................17
6.1     Investment Intent of Purchaser................................................17
6.2     Status of Preferred Shares....................................................17
6.3     Sophistication and Financial Condition of Purchaser...........................17
6.4     Transfer of Preferred Shares and Conversion Shares............................17
6.5     Exculpation Among Purchasers..................................................19

ARTICLE VII CONDITIONS PRECEDENT......................................................19
7.1     Closing Deliveries to the Purchasers..........................................19
7.2     Closing Deliveries to the Company.............................................20

ARTICLE VIII COVENANTS OF THE COMPANY.................................................20
8.1     Restricted Actions............................................................20
8.2     Required Actions..............................................................21
8.3     Reservation of Common Stock...................................................23
8.4     Purchasers' Rights if Trading in Common Stock is Suspended or Delisted........23
8.5     Use of Proceeds...............................................................23

ARTICLE IX SURVIVAL...................................................................24
9.1     Survival......................................................................24

ARTICLE X INDEMNIFICATION.............................................................24
10.1    Indemnification...............................................................24

ARTICLE XI GENERAL PROVISIONS.........................................................25
11.1    Successors and Assigns........................................................25
11.2    Entire Agreement..............................................................25
11.3    Notices.......................................................................25
11.4    Purchasers Fees and Expenses..................................................26
11.5    Amendment and Waiver..........................................................26
11.7    Counterparts..................................................................27
11.8    Headings......................................................................27
11.9    Specific Performance..........................................................27
11.10   Remedies Cumulative...........................................................27

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11.11   GOVERNING LAW......................................................27
11.12   No Third Party Beneficiaries.......................................27
11.13   Severability.......................................................27

Schedule I        Purchasers
Exhibit A         Amendment to the Certificate of Designations.
Exhibit B         Financial Statements
Exhibit C         Registration Rights Agreement
Exhibit D         Opinion of Counsel



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                       PREFERRED STOCK PURCHASE AGREEMENT


         PREFERRED STOCK PURCHASE AGREEMENT (this "AGREEMENT") dated as of February 2, 1998 between Alarmguard Holdings, Inc., a Delaware corporation (the "COMPANY"), Advance Capital Partners, L.P., a Delaware limited partnership, Advance Capital Offshore Partners, L.P., a Cayman Islands limited partnership (collectively, "ADVANCE"), and each of the other purchasers set forth on
Schedule I hereto (with Advance, each a "PURCHASER" and collectively the "PURCHASERS").

         The Purchasers desire to purchase from the Company, and the Company desires to issue to the Purchasers, shares of Series A Convertible Preferred Stock $.0001 par value per share of the Company (the "SERIES A PREFERRED") and Series B Convertible Preferred Stock $.0001 par value per share of the Company (the "Series B PREFERRED").

         In consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         I.1      DEFINITIONS; INTERPRETATION.

                  (a) For purposes of this Agreement, the following terms have the indicated meanings:

                  "ADVANCE" has the meaning set forth in the recitals hereof.

                  "ADVANCE CLOSING" has the meaning set forth in Section 3.1.

                  "ADVANCE CLOSING DATE" has the meaning set forth in Section
3.1.

                  "AFFILIATE" of a person means any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person.

                  "CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations designating the rights and preferences of the Series A Preferred and Series B Preferred adopted by the Board of Directors of the Company and set forth as EXHIBIT A hereto.

                  "CLOSING" has the meaning set forth in Section 3.1.


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                  "CLOSING DATE" has the meaning set forth in Section 3.1.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMON STOCK" means the common stock of the Company, par value $.0001 per share.

                  "COMPANY" has the meaning set forth in the recitals hereof.

                  "CONFIDENTIAL INFORMATION" means any information concerning the Company's business other than information that (i) was already known to the Person having a duty to keep confidential such information on a nonconfidential basis prior to the time of disclosure, (ii) is or becomes generally available to the public through no act or omission of such Person or (iii) becomes available to such Person on a nonconfidential basis from a source other than any party hereto (or any agent or representative thereof) if such source was not under a prohibition against disclosing the information to such Person.

                  "CONVERSION SHARES" means shares of Common Stock issued or issuable upon conversion of Preferred Shares.

                  "CREDIT AGREEMENT" means that certain Third Amended and Restated Acquisition Credit and Term Loan Agreement by and among the Company, certain Subsidiaries of the Company, BankBoston, N.A. as Administrative Agent, General Electric Capital Corporation as Documentation Agent and the lenders party thereto, as the same may be amended, restated, modified or supplemented from time to time.

                  "CURRENT BALANCE SHEET" means the unaudited balance sheet of the Company dated September 30, 1997.

                  "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "FINANCIAL STATEMENTS" means (i) the unaudited balance sheets of the Company for the quarterly periods ended June 30, 1997 and September 30, 1997, each as included in a quarterly report of the Company on Form 10-Q as filed with the SEC pursuant to the Exchange Act and the audited balance sheet of Triton Group Ltd. dated March 31, 1997 as included in the annual report of Triton Group Ltd. (a predecessor to the Company) on Form 10-K as filed with the SEC pursuant to the Exchange Act and the related unaudited and audited, as applicable, statements of income and consolidated cash flow for the quarterly and fiscal year-to-date periods then ended, each as included in the Company's applicable quarterly report or annual report on Form 10-Q and Form 10-K, as applicable, as filed with the SEC pursuant to the Exchange Act, and (ii) the unaudited balance sheet of Security Systems Holdings, Inc. for the quarterly period ended March 31, 1997 and the audited balance sheet of Security Systems Holdings, Inc. dated December 31, 1996 and the related unaudited and audited, as applicable, statements of income and consolidated cash flow for the quarterly and fiscal year-to-date periods then ended, all of which are attached as EXHIBIT B hereto.

                  "Financing" means the purchase of Preferred Shares by the SBIC Holders hereunder.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

                  "GOVERNMENTAL AGENCY" means any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body and the American Stock Exchange.

                  "INCLUDES" and "INCLUDING" mean includes and including, without limitation.

                  "INTELLECTUAL PROPERTY" means all patents, patent applications and inventions; all trademarks, service marks, trade dress, trade names and corporate names and all goodwill associated therewith; all copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, Confidential Information, know-how, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and all other intellectual property rights; and all copies and tangible embodiments of the foregoing.

                  "IRS" means the Internal Revenue Service.

                  "KNOWLEDGE" or "KNOW" when used with respect to the Company means the knowledge of the senior management of the Company, or any other management personnel that has had significant involvement in the business and affairs of the Company.

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                  "LIABILITY" means any liability or obligation (whether
absolute or contingent, liquidated or unliquidated or due or to become due).

                  "LIEN" means any lien, mortgage, pledge, security interest, restriction, charge or other encumbrance.

                  "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries taken as a whole.

                  "MATERIAL ADVERSE EFFECT" means any material adverse effect on
(i) the business, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) the transactions contemplated hereby or by the Related Documents.

                  "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past practice (including with respect to quantity, quality and frequency).

                  "PERMITTED LIENS" means (i) liens for taxes not yet due and taxes for which adequate provision is made in the Current Balance Sheet, (ii) purchase money security interests in supplies and equipment, (iii) precautionary liens filed by lessors with respect to leased equipment, (iv) encumbrances which are not substantial in amount, do not materially detract from the value of the property subject thereto and do not materially impair the use of the property subject thereto or the operation of the Company's business, and (v) liens securing the obligations under the Credit Agreement and the other documents, agreements and instruments executed in connection therewith.

                  "PERSON" means any individual, partnership, joint venture, corporation, trust, unincorporated organization or other entity.

                  "PLAN" means any employee benefit plan (as defined in Section 3(3) of ERISA), subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code, maintained or contributed to by the Company, its predecessor or any Subsidiary at any time during the 5-calendar years immediately preceding the date of this Agreement.

                  "PREFERRED SHARES" has the meaning set forth in Section 2.1.

                  "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement between the Company and the Purchasers in the form of EXHIBIT C hereto.

                  "RELATED DOCUMENTS" means all documents and instruments to be executed or adopted by the Company in connection herewith, including the Certificate of Designations, the Preferred Shares and the Registration Rights Agreement.

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                  "SBA" means the United States Small Business Administration, and any successor agency performing the functions thereof.

                  "SBIC" means a Small Business Investment Company licensed by the SBA under the SBIC Act.

                  "SBIC Act" means the Small Business Investment Act of 1958, as amended.

                  "SBIC HOLDERS" means IBJS Capital Corporation and Exeter Capital Partners IV, L.P.

                  "SBIC Regulations" means the SBIC Act and the regulations issued by the SBA thereunder, codified at Title 13 of the Code of Federal Regulations ("13 CFR"), Parts 107 and 121.

                  "SEC" means the Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SERIES A PREFERRED" has the meaning set forth in the recitals hereof.

                  "SERIES B PREFERRED" has the meaning set forth in the recitals hereof.

                  "SUBSIDIARY" means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, association or other business entity if the Company, directly or indirectly, is allocated a majority of partnership, association or other business entity gains or losses, or is or controls the managing director or general partner of such partnership, association or other business entity.

                  "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "TAX RETURNS" means any return, declaration, report, claim for refund, or

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information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


                  (b) The words "HEREIN", "HEREOF" and "HEREUNDER" refer to this Agreement as a whole and not to any particular article, section or other subdivision of this Agreement.


                                   ARTICLE II

                         ISSUANCE AND SALE OF PREFERRED

         II.1 NUMBER OF SHARES AND PRICE. On the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue to the Purchasers, 27,750 shares of Series A Preferred and 5,000 shares of Series B Preferred (collectively, with the Shares of Series A Preferred to be issued to Advance at the Advance Closing, the "PREFERRED SHARES") for a purchase price of $1,000 per share. On the terms and subject to the conditions of this Agreement, at the Advance Closing, the Company shall issue to Advance, 7,250 shares of Series A Preferred for a purchase price of $1,000 per share. Each Purchaser's obligation to purchase the number of Preferred Shares opposite such Purchaser's name on Schedule I hereto shall be subject to the prior or simultaneous purchase by each other Purchaser (other than Advance) of the number of Preferred Shares opposite such Purchaser's name on Schedule I hereto.


                                   ARTICLE III

                           CLOSING; CLOSING DELIVERIES

         III.1 CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") shall take place at 10:00 a.m. on February 2, 1998, at the offices of Kirkland & Ellis, New York, New York or at such other time, place and/or date as shall be agreed upon by the parties hereto except that the closing of the issuance and sale of Preferred Shares to Advance (the "ADVANCE CLOSING") shall take place at 10:00 a.m. on February 13, 1998 or on such other date as shall be agreed upon by the Company and Advance. The date upon which the Closing occurs is referred to herein as the "CLOSING DATE" and the date upon which the Advance Closing occurs is referred to herein as the "ADVANCE CLOSING DATE".

         III.2 PAYMENT FOR AND DELIVERY OF PREFERRED SHARES. At the Closing, the Company shall issue and deliver to the Purchasers, stock certificates for the Preferred Shares duly registered in the name of each Purchaser, against payment by such Purchaser, by wire transfer of immediately-available funds to the account designated by the Company, of the purchase price therefor set forth in
Section 2.1. At the Advance Closing, the Company shall issue and deliver to Advance stock certificates for the Preferred Shares duly registered in the name of Advance, against payment by Advance, by wire transfer of immediately-available funds to the account

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designated by the Company, of the purchase price therefor set forth in Section
2.1.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to each Purchaser as follows:

         IV.1 EXISTENCE; QUALIFICATION; SUBSIDIARIES. The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned and operated. The copies of the Restated Certificate of Incorporation and By-Laws of the Company and all amendments thereto previously delivered to the Purchasers are true, correct and complete copies of such documents. The Company and each Subsidiary is licensed or qualified as a foreign corporation and is in good standing in all jurisdictions where such person is required to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Except as set forth on SCHEDULE 4.1, the Company has no Subsidiaries and owns no capital stock or other securities of, and has not made any other investment in, any other entity. All of the issued shares of capital stock of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or adverse claims other than liens securing the obligations under the Credit Agreement.

         IV.2 AUTHORIZATION AND ENFORCEABILITY; ISSUANCE OF SHARES.

         (a) The Company has full power and authority and has taken all required corporate and other action necessary to permit it to execute and deliver this Agreement and the Related Documents and to carry out the terms hereof and thereof and to issue and deliver the Preferred Shares and the Conversion Shares (including adoption of the Certificate of Designations), and none of such actions will violate any provision of the Restated Certificate of Incorporation of the Company, the By-Laws of the Company or of any applicable law, regulation, order, judgment or decree or rule of the stock exchange where the Company's Common Stock is listed, or result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any material agreement, instrument or understanding to which the Company is a party or by which it is bound or by which it will become bound as a result of the transaction contemplated by this Agreement. This Agreement and each of the Related Documents constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor's rights generally and (ii) general principles of equity.

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         (b) The Preferred Shares have been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued and outstanding. The Preferred Shares and, when issued, the Conversion Shares, will be fully paid and nonassessable. The Conversion Shares have been duly reserved for issuance upon conversion of the Preferred Shares and, when so issued, will be duly authorized, validly issued and outstanding, fully paid and nonassessable shares of Series A Preferred, Series B Preferred or Common Stock, as the case may be. Neither the issuance and delivery of the Preferred Shares nor the issuance and delivery of any Conversion Shares upon conversion of any Preferred Shares is subject to any preemptive right of any stockholder of the Company or to any right of first refusal or other similar right in favor of any Person which has not been waived.

         IV.3 CAPITALIZATION. As of the Closing, the authorized capital stock of the Company shall consist of (i) 25,000,000 shares of Common Stock, par value $.0001 per share, of which 5,592,476 shares are outstanding, 4,972,434 shares are reserved for issuance upon conversion of Preferred Shares and 770,000 shares are reserved for issuance upon the exercise of certain stock options, and (ii) 5,000,000 shares of Preferred Stock, par value $.0001 per share, of which 35,700 shares have been designated Series A Preferred and 5,000 shares have been designated Series B Preferred, of which 40,000 shares will be sold to the Purchasers pursuant to this Agreement. At the time of the Closing, all of the outstanding capital stock will be validly issued, fully paid and nonassessable and will have been issued in compliance with all applicable securities laws (including the provisions of the Securities Act and the rules and regulations promulgated thereunder). Except as set forth on SCHEDULE 4.3, as of the Closing, the Company has not granted or issued any options, convertible securities, warrants, calls, pledges, transfer restrictions (except restrictions imposed by federal and state securities laws), liens, rights of first offer, rights of first refusal, antidilution provisions or commitments of any character relating to any issued or unissued shares of capital stock of the Company other than as contemplated in the Related Documents. Except as contemplated by this Agreement and the Related Documents or as set forth in SCHEDULE 4.3, there are no preemptive or other preferential rights applicable to the issuance and sale of securities of the Company, including the Preferred Shares.

         IV.4 PRIVATE SALE; VOTING AGREEMENTS. Assuming the accuracy of the representations and warranties made by recipients of the Company's capital stock made in connection with the acquisition of such capital stock, the Company has not violated any applicable federal or state securities laws in connection with the offer, sale and issuance of any of its capital stock. Subject to the accuracy of the Purchaser's representations contained herein, neither the offer, sale and issuance of the Preferred Shares hereunder nor the issuance and delivery of any Preferred Shares or Conversion Shares upon conversion of any Preferred Shares requires registration under the Securities Act or any state securities laws.

         IV.5 FINANCIAL STATEMENTS; DISCLOSURE.

                  (a) The Financial Statements (together with the notes thereto, as applicable), (i) are true, correct and complete in all material respects, (ii) are in accordance with the books and records of the Company and (iii) fairly present the financial condition and

                                       8
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

         results of operations of the Company as of the dates and for the periods indicated, in accordance with GAAP except that the unaudited balance sheets and related financial statements do not contain an auditors' opinion and do not contain footnotes and are subject to normal year-end audit adjustments.

                  (b) This Agreement together with the schedules, attachments, exhibits, written statements and certificates supplied to the Purchasers by or on behalf of the Company with respect to the transactions contemplated hereby does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact which has not been disclosed to the Purchasers in writing of which the Company has knowledge, and which has had or would reasonably be anticipated to have a Material Adverse Effect.

                  (c) As of its filing date, each document filed with the SEC by the Company, as amended or supplemented prior to the Closing Date, if applicable, pursuant to the Securities Act and/or the Exchange Act (i) complied in all material respects with the applicable requirements of the Securities Act and/or Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each final registration statement filed with the SEC by the Company pursuant to the Securities Act, as of the date such statement became effective
         (i) complied in all material respects with the applicable requirements of the Securities Act and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in light of the circumstances under which they were made).

                  IV.6 ABSENCE OF CERTAIN CHANGES.

                  (a) Except as set forth on SCHEDULE 4.6 since the date of the Current Balance Sheet, neither the Company nor any Subsidiary has:

                           (i) incurred any Liabilities other than current
                  Liabilities incurred, or obligations under contracts entered into, in the Ordinary Course of Business and for individual amounts not greater than $250,000;

                           (ii) paid, discharged or satisfied any claim, Lien or
                  Liability, other than any claim, Lien or Liability (A) reflected or reserved against on the Current Balance Sheet and paid, discharged or satisfied in the Ordinary Course of Business since the date of the Current Balance Sheet or (B) incurred and paid, discharged or satisfied since the date of the Current Balance Sheet, in each case in the Ordinary Course of Business;

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                           (iii) sold, leased, assigned or otherwise transferred
                  any of its assets, tangible or intangible (other than sales of inventory in the Ordinary Course of Business and use of supplies in the Ordinary Course of Business);

                           (iv) permitted any of its assets, tangible or
                  intangible, to become subject to any Lien (other than any Permitted Lien);

                           (v) written off as uncollectible any accounts
                  receivable other than (1) in the Ordinary Course of Business, or (2) for amounts not greater than $100,000;

                           (vi) terminated or amended or suffered the
                  termination or amendment of, other than in the Ordinary Course of Business, failed to perform in all material respects all of its obligations or suffered or permitted any material default to exist under, any material agreement, license or permit;

                           (vii) suffered any damage, destruction or loss of
                  tangible property (whether or not covered by insurance) which in the aggregate exceeds $100,000;

                           (viii) made any loan (other than intercompany
                  advances) to any other Person (other than advances to employees in the Ordinary Course of Business which do not exceed $5,000 individually or $25,000 in the aggregate);

                           (ix) canceled, waived or released any debt, claim or
                  right in an amount or having a value exceeding $100,000;

                           (x) paid any amount to or entered into any agreement,
                  arrangement or transaction with any Affiliate (including its officers, directors and employees) outside the Ordinary Course of Business and which was not approved by a majority of the Company's disinterested directors;

                           (xi) declared, set aside, or paid any dividend or
                  distribution with respect to its capital stock or redeemed, purchased or otherwise acquired any of its capital stock;

                           (xii) other than in the Ordinary Course of Business,
                  granted any increase in the compensation of any officer or employee or made any other change in employment terms of any officer or employee;

                           (xiii) made any change in any method of accounting or
                  accounting practice;

                           (xiv) suffered or caused any other occurrence, event
                  or transaction outside the Ordinary Course of Business which could have a Material Adverse Effect;

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

                  or

                           (xv) agreed, in writing or otherwise, to any of the
                  foregoing.

                  (b) Since the date of the Current Balance Sheet there has been no Material Adverse Change.

         IV.7 LITIGATION. As of the date hereof no claim, suit, proceeding or investigation is pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any officer or director thereof or the Company's and the Subsidiaries' business which if decided adversely to any such person could have a Material Adverse Effect.

         IV.8 LICENSES, COMPLIANCE WITH LAW, OTHER AGREEMENTS, ETC. The Company and each Subsidiary have all material franchises, permits, licenses and other rights to allow it to conduct its business and is not in violation, in any material respects of any order or decree of any court, or of any law, order or regulation of any Governmental Agency, or of the provisions of any material contract or agreement to which it is a party or by which it is bound, and neither this Agreement nor the Related Documents nor the transactions contemplated hereby or thereby will result in any such violation except where the failure to have any such franchise permit or license or any such violation could not be expected to have a Material Adverse Effect. The Company's and the Subsidiaries' business has been conducted in all material respects in compliance with all federal, state and local laws, ordinances, rules and regulations, except where such violations, defaults or noncompliance would not have a Material Adverse Effect.

         IV.9 THIRD-PARTY APPROVALS. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the Company is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency or other third party (including under any state securities or "blue sky" laws) in connection with the execution and delivery of this Agreement or the Related Documents, or the consummation of the transactions contemplated hereby or thereby to occur on the Closing Date or the Advance Closing Date, except for any consents, approvals or authorizations the failure to obtain which could not have a Material Adverse Effect.

         IV.10 NO UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any Liabilities except (i) as and to the extent of the amounts reflected or reserved against on the Current Balance Sheet (excluding the footnotes thereto), (ii) liabilities and obligations incurred in the Ordinary Course of Business since the date thereof, (iii) such other liabilities that in the aggregate will not result in a Material Adverse Effect, and (iv) Liabilities under the Credit Agreement (as defined therein).

         IV.11 TANGIBLE ASSETS. The Company and its Subsidiaries own or lease all tangible assets used or reasonably necessary in connection with the conduct of its business. All material tangible assets are free from any Liens (other than Permitted Liens), are free from any material defects, have been maintained in accordance with normal industry practice and any regulatory

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

standard or procedure to which such assets are subject, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which such assets are used or proposed to be used, other than liens, defects and wear and tear which in the aggregate could not be expected to have a Material Adverse Effect.

         IV.12 INVENTORY. All inventory of the Company and its Subsidiaries, whether reflected on the Current Balance Sheet or otherwise, consists of a quality and quantity usable or salable in the Ordinary Course of Business, subject to normal rates of defect or obsolescence not inconsistent with the Company's historical experience.

         IV.13 OWNED REAL PROPERTY. The Company and its Subsidiaries own no real property.

         IV.14 REAL PROPERTY LEASES. There exists no event of default (nor any event which with notice or lapse of time would constitute an event of default) with respect to the Company, any Subsidiary and, to the Company's knowledge, with respect to any other party thereto under any agreement pursuant to which the Company is the lessee or lessor of any real property, except for such defaults and defects in enforceability as could not in the aggregate be expected to have a Material Adverse Effect, and all such agreements are in full force and effect and enforceable against the lessor or lessee in accordance with their terms except for such defaults and defects in enforceability as could not in the aggregate be expected to have a Material Adverse Effect.

         IV.15 AGREEMENTS. Neither the Company nor any Subsidiary is in default, nor to the knowledge of the Company is there any basis for a valid claim of default, and to the Company's knowledge no event has occurred which, with notice or lapse of time, would constitute a default, under any agreement, arrangement or understanding to which the Company or any Subsidiary is a party, and to the knowledge of the Company no other Person is in default under any such agreement, in each case other than defaults which in the aggregate could not be expected to have a Material Adverse Effect. Additionally, neither the Company nor any Subsidiary is party to any agreement the performance of which in accordance with its terms (including any termination provision thereof) could be expected to have a Material Adverse Effect.

         IV.16 INTELLECTUAL PROPERTY. SCHEDULE 4.16 sets forth a complete list of (i) all patented, registered or applied for Intellectual Property owned or filed by the Company; and (ii) all trade names and material unregistered trademarks used by the Company in connection with its business. The Company owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property necessary for the operation of its business as currently conducted and as currently proposed to be conducted, and no claim by any third party contesting the validity, enforceability, use or ownership of such Intellectual Property has been made or, to the knowledge of the Company, is threatened. The Company has not infringed or misappropriated the Intellectual Property of any third party.

         IV.17 EMPLOYEES. Except as set forth on SCHEDULE 4.17, since the date of the Current Balance Sheet, no key employees and no group of employees has terminated, or to the

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

knowledge of the Company plans to terminate, employment with the Company or any Subsidiary, as applicable. Except as set forth on SCHEDULE 4.17, the Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike, material grievance, material claim of unfair labor practice or other collective bargaining dispute. Except as set forth on Schedule 4.17, to the knowledge of the Company there is no organizational effort being made or threatened by or on behalf of any labor union with respect to its employees. The Company has not committed any unfair labor practice or materially violated any federal, state or local law or regulation regulating employers or the terms and conditions of its employees' employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals, except for such violations as could not be expected to have a Material Adverse Effect.

         IV.18 ERISA; EMPLOYEE BENEFITS. Each Plan (other than a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or has timely filed for a favorable determination letter from the Internal Revenue Service and no event has occurred since the date of the last determination letter that could reasonably be expected to materially adversely affect the qualified status of such Plan. Each Plan (other than a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA) is in full force and effect and has been administered in all material respects in accordance with its terms and is and has been, and each plan administrator and fiduciary of a Plan is acting and has been acting, in compliance in all material respects with all applicable requirements of the Code and ERISA (including the funding, reporting and disclosure and prohibited transaction provisions thereof) and other applicable laws, regulations and rulings in connection with each such Plan. No Plan has been terminated or partially terminated. With respect to each Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, no complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) has occurred, no such Plan is in reorganization or insolvency (within the meaning of Title IV of ERISA) and no material withdrawal liability has been assessed against the Company. The Company or one of its Subsidiaries has made, accrued or provided for all contributions required under each Plan. To the knowledge of the Company, no event has occurred or is reasonably expected to occur with respect to any employee pension benefit plan of the Company or any member of the Company's controlled group (within the meaning of Section 414 of the Code), which could reasonably be expected to directly or indirectly result in any material liability (other than liability arising in the ordinary course) to the Company or any member of its controlled group pursuant to Title IV of ERISA or Section 412 of the Code. No Plan (other than a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA) has incurred an "accumulated funding deficiency" within the meaning of Section 412 of the Code or Section 302 of ERISA.

         IV.19 ENVIRONMENT, HEALTH AND SAFETY.

                  (a) The Company (as used in this Section 4.19, Company shall include the Company's Subsidiaries and its predecessor) has complied and is in compliance in all

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

         material respects with all Environmental and Safety Requirements that are applicable to the Company's business.

                  (b) The Company has not received any written notice, report or other information regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities and arising under Environmental and Safety Requirements.

                  (c) The Company has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental and Safety Requirements.

         IV.20 TRANSACTIONS WITH AFFILIATES. Except as disclosed in filings made by the Company with the SEC pursuant to the Securities Act and the Exchange Act, neither the Company nor any Subsidiary is party to any agreement, arrangement or transaction with any Affiliate which is material to the Company's and its Subsidiaries business, taken as a whole.

         IV.21 TAXES.

                  (a) Each of the Company, its predecessor and its Subsidiaries has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not have a Material Adverse Effect on the financial condition of the Company and its Subsidiaries taken as a whole.

                  (b) None of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (c) Each of the Company, its predecessor and its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (d) There is no dispute or claim concerning any Tax Liability of any of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has knowledge based upon personal contact with any agent of such authority and which is material to the Company and its Subsidiaries taken as a whole.

         IV.22 OTHER INVESTORS. Set forth on SCHEDULE 4.22 is a list of all shareholders of the

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

Company who as of the date hereof, based upon Schedule I hereto and SEC filings of shareholders, after giving effect to the terms hereof, own more than 5% of the fully diluted common equity of the Company and sets forth such percentage ownership.

         IV.23 YEAR 2000 REPRESENTATIONS.

                  (a) None of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied on by Company or by any of its Subsidiaries in the conduct of their respective businesses will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                  (b) None of the products and services sold, licensed, rendered, or otherwise provided by the Company or by any of its Subsidiaries in the conduct of their respective businesses will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving
         (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and, accordingly, neither the Company nor any of its Subsidiaries is or will be subject to any claim, demand, action, suit, liability, damage, material loss, or material expense arising from, or related to, circumstances where such products and services malfunction, cease to function, generate incorrect data, or produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                  (c) Neither the Company nor any of its Subsidiaries has made any other representations or warranties regarding the ability of any product or service sold, licensed, rendered, or otherwise provided by the Company or by any of its Subsidiaries in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

         IV.24 SENIORITY. No class of equity securities of the Company is senior to the Preferred Shares in right of payment, whether upon liquidation, dissolution or otherwise.

         IV.25 INVESTMENT COMPANY. The Company is not, and is not controlled by or under common control with an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

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

         IV.26 CERTAIN FEES. Other than fees and expenses due and payable to Lehman Brothers, no fees or commissions will be payable by the Company to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of Lehman Brothers or other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless each of the Purchasers, its employees, officers, directors, agents and partners, and their respective affiliates (as such term is defined under Rule 405 promulgated under the Securities Act), from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect to any such claimed or existing fees.

         IV.27 SOLICITATION MATERIALS. The Company has not (i) distributed any offering materials in connection with the offering and sale of the Preferred Shares other than the disclosure materials delivered to Purchasers (the "Disclosure Materials") or (ii) solicited any offer to buy or sell the Preferred Shares by means of any form of general solicitation or advertising. None of the Disclosure Materials or any other information provided to the Purchasers by or on behalf of the Company contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         IV.28 FORM S-3 ELIGIBILITY. No later than May 1, 1998, the Company will be eligible to register securities for resale with the SEC under Form S-3 promulgated under the Securities Act.

         IV.29 LISTING AND MAINTENANCE REQUIREMENTS COMPLIANCE. (i) The Company has not received notice (written or oral) from the American Stock Exchange that the Company is not in compliance with the listings or maintenance requirements of such Exchange.

         (ii) Upon conversion of the Preferred Shares into shares of Common Stock and upon the affirmative vote of the Company's shareholders approving the issuance of the Preferred Shares and the Conversion Shares, which vote shall occur not later than July 31, 1998, all Conversion Shares shall be listed on the American Stock Exchange.

         IV.30 REGISTRATION RIGHTS; RIGHTS OF PARTICIPATION. Except as described on Schedule 4.30 hereto, (A) the Company has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the SEC or any other governmental authority which has not been satisfied and (B) no Person, including, but not limited to, current or former shareholders of the Company, underwriters, brokers or agents, has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement or any other related document which has not been waived.

         IV.31 RECENT RESULTS OF OPERATIONS. Set forth on SCHEDULE 4.31 is (i) the

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

Company's monthly recurring revenues for the month of December 1997 and (ii) the Company's number of subscribers as of December 31, 1997, each as prepared and calculated in the Ordinary Course of Business.

         IV.32 SMALL BUSINESS MATTERS. The Company acknowledges that each SBIC Holder is a federally licensed SBIC under the SBIC Act. The Company, together with its "affiliates" (as that term is defined in 13 CFR ss.121.103), is a "small business concern" within the meaning of the SBIC Regulations, including 13 CFR ss.121.301. The information regarding the Company and its affiliates set forth in SBA Form 480, Form 652 and Parts A and B of Form 1031 delivered at the Closing will be accurate and complete. Neither the Company nor any of its subsidiaries will use the proceeds of the Financing directly or indirectly for any purpose, for which an SBIC is prohibited from providing funds by SBIC Regulations (including 13 CFR ss.107.720).

                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Each Purchaser hereby represents and warrants to the Company as follows:

         V.1 AUTHORIZATION AND ENFORCEABILITY. Such Purchaser has taken all action necessary to permit it to execute and deliver this Agreement and the other documents and instruments to be executed by it pursuant hereto and to carry out the terms hereof and thereof. This Agreement and each such other document and instrument, when duly executed and delivered by such Purchaser, will constitute a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

         V.2 GOVERNMENT APPROVALS. Such Purchaser is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency in connection with the execution and delivery of this Agreement and the other documents and instruments to be executed by it pursuant hereto or the consummation of the transactions contemplated hereby and thereby, except for such order, consent, approval, authorization, declaration or filing as which has been or will be obtained or made.


                                   ARTICLE VI

                         COMPLIANCE WITH SECURITIES LAWS

         VI.1 INVESTMENT INTENT OF PURCHASER. Each Purchaser represents and warrants to the Company that it is acquiring the Preferred Shares for its own account, with no present intention of selling or otherwise distributing the same to the public.

         VI.2 STATUS OF PREFERRED SHARES. Each Purchaser has been informed by the Company that the Preferred Shares have not been and will not be registered under the Securities

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

Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

         VI.3 SOPHISTICATION AND FINANCIAL CONDITION OF PURCHASER. Each Purchaser represents and warrants to the Company that it is an "Accredited Investor" as defined in Regulation D under the Securities Act and that it considers itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Preferred Shares.

         VI.4 TRANSFER OF PREFERRED SHARES AND CONVERSION SHARES.

                  (a) Preferred Shares and Conversion Shares may be transferred pursuant to (i) public offerings registered under the Securities Act,
         (ii) Rule 144 of the SEC (or any similar rule then in force), (iii) to an Affiliate of the transferor, or (iv) subject to the conditions set forth in Section 6.4(b), any other legally-available means of transfer.

                  (b) In connection with any transfer of any Preferred Shares or Conversion Shares (other than a transfer described in Section 6.4(a)(i), (ii) or (iii)), the holder of such shares shall deliver written notice to the Company describing in reasonable detail the proposed transfer, together with an opinion of counsel (Kirkland & Ellis or such other counsel which, to the Company's reasonable satisfaction, is knowledgeable in securities law matters) to the effect that such transfer may be effected without registration of such shares under the Securities Act. The holder of the shares being transferred shall not consummate the transfer until (i) the prospective transferee has confirmed to the Company in writing its agreement to be bound by the provisions of this Section 6.4 or (ii) such holder shall have delivered to the Company an opinion of such counsel that no subsequent transfer of such Preferred Shares or Conversion Shares shall require registration under the Securities Act. Promptly upon receipt of any opinion described in clause (ii) of the preceding sentence, the Company shall prepare and deliver in connection with the consummation of the proposed transfer, new certificates for the Preferred Shares or Conversion Shares being transferred that do not bear the legend set forth in Section 6.4(c). Notwithstanding anything to the contrary contained herein, Preferred Shares may not be transferred to any of the Company's competitors listed on SCHEDULE 6.4(B) hereto without the Company's written consent (other than pursuant to clauses (a)(i) or (a)(ii) above or a tender offer made to each holder of the Company's Common Stock).

                  (c) Except as provided in Section 6.4(b), until transferred pursuant to clauses (a)(i) or (a)(ii) above, each certificate for Preferred Shares or Conversion Shares shall be imprinted with a legend substantially in the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON FEBRUARY 2, 1998 [OR FEBRUARY 13, 1998 IN THE CASE OF PREFERRED SHARES ISSUED ON THE ADVANCE CLOSING DATE] AND HAVE NOT BEEN

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

                  REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAW. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SET FORTH IN THE PREFERRED STOCK PURCHASE AGREEMENT DATED AS OF FEBRUARY 2, 1998 BETWEEN THE ISSUER (THE "COMPANY") AND THE PURCHASERS LISTED ON SCHEDULE I THERETO. THE COMPANY RESERVES THE RIGHT TO REFUSE ANY TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED WITHOUT CHARGE TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE COMPANY.

         VI.5 EXCULPATION AMONG PURCHASERS. Each Purchaser acknowledges that it is not relying upon any person, firm or corporation (including without limitation any other Purchaser), other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no other Purchaser (acting in such capacity) nor the respective controlling persons, officers, directors, partners, agents or employees of any such other Purchaser shall be liable to any other Purchaser in connection with this investment for any action taken or omitted to be taken by any of them prior to the date hereof in connection with the Preferred Shares.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

         VII.1 CLOSING DELIVERIES TO THE PURCHASERS. The following documents and items shall be delivered to the Purchasers at or prior to the Closing:

                  (a) Evidence acceptable to the Purchasers of adoption by the Company of the Certificate of Designations;

                  (b) A fully executed and delivered counterpart of the Registration Rights Agreement;

                  (c) The written opinion of Robinson & Cole LLP, counsel for the Company, in the form of EXHIBIT D hereto dated as of the Closing Date;

                  (d) certificates of a duly authorized officer of the Company dated as of the Closing Date:

                  (A) stating that the following conditions have been satisfied as of the Closing Date,

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

                           (i) the representations and warranties of the Company
                  contained herein and in any writing delivered pursuant hereto shall be true and correct when made and at and as of the time of the Closing;

                           (ii) No action, suit, investigation or proceeding
                  shall be pending or threatened before any court or Governmental Agency to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement or any Related Document or any transaction contemplated hereby or thereby;

                           (iii) All acts or covenants required hereunder to be
                  performed by the Company prior to the Closing shall have been fully performed by it;

                           (iv) No Material Adverse Change shall have occurred
                  between the date of the Current Balance Sheet and the Closing Date; and

                  (B) setting forth the resolutions of the board of directors of the Company authorizing the execution and delivery of this Agreement and the Related Documents (including the Certificate of Designations) and the consummation of the transactions contemplated hereby and thereby and certifying that such resolutions were duly adopted and have not been rescinded or amended;

                  (e) such other documents relating to the transactions contemplated hereby as Advance or other Purchasers may reasonably request; and

                  (f) to each SBIC Holder,

                           (i) duly completed and executed SBA Forms 480, 652
                  and Parts A and B of 1031, and

                           (ii) a written certification from the Company
                  regarding its intended use of the proceeds of the Financing.

         VII.2 CLOSING DELIVERIES TO THE COMPANY. At Closing, each Purchaser other than Advance will deliver to the Company the aggregate purchase price for the Preferred Shares purchased by it. At the Advance Closing, Advance will deliver to the Company the aggregate purchase price for the Preferred Shares purchased by it.


                                  ARTICLE VIII

                            COVENANTS OF THE COMPANY

         VIII.1 RESTRICTED ACTIONS. Without the prior written consent of the holders of two-thirds of the then outstanding Preferred Shares the Company shall not, and shall not permit

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

any Subsidiary to:

                  (a) become subject to any agreement or instrument which by its terms would (under any circumstances) restrict the Company's right to comply with the terms of this Agreement or any of the Related Documents;

                  (b) use the proceeds from the sale of the Preferred Shares other than (i) primarily for acquisitions of assets or businesses reasonably related to the Company's existing business, and repayment of indebtedness, and (ii) the remainder for other working capital purposes of the Company;

                  (c) enter into any transaction or series of transactions with any stockholder, director, officer, employee or Affiliate which would require disclosure pursuant to Rule 404 of Regulation S-K under the Securities Act unless such transaction is approved by the Company's disinterested directors; or

                  (e) expand the Company's Board of Directors to greater than nine members.

         VIII.2 REQUIRED ACTIONS. For so long as at least 20% of the Preferred Shares remain outstanding, the Company shall, and shall cause each Subsidiary to:

                  (a) cause all properties owned by the Company or any of its Subsidiaries or used or held for use in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Board of Directors may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the foregoing shall not prevent the Company from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the management of the Company, desirable in the conduct of its business or the business of any of its Subsidiaries and is not disadvantageous in any material respect to the holders of Preferred Shares;

                  (b) preserve and keep in full force and effect the corporate existence, rights (charter and statutory), licenses and franchises of the Company and each of its Subsidiaries; PROVIDED, HOWEVER, that the Company shall not be required to preserve any such right, license or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the holders of Preferred Shares;

                  (c) maintain the books, accounts and records of the Company and its Subsidiaries in accordance with past custom and practice as used in the preparation of the

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

         Financial Statements except to the extent permitted or required by GAAP;

                  (d) keep all of its and its Subsidiaries' properties which are of an insurable nature insured with insurers, believed by the Company in good faith to be financially sound and responsible, against loss or damage to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties (which may include self-insurance, if reasonable and in comparable form to that maintained by companies similarly situated);

                  (e) comply with all material legal requirements and material contractual obligations applicable to the operations and business of the Company and its Subsidiaries and pay all applicable Taxes as they become due and payable;

                  (f) permit representatives of the holders of Preferred Shares (upon the request of holders of Preferred Shares aggregating 12.5% or more of the Preferred Shares originally issued hereunder) and their agents (including their counsel, accountants and consultants) to have reasonable access during business hours to the Company's books, records, facilities, key personnel, officers, directors, customers, independent accountants and legal counsel;

                  (g) at all times file all reports (including annual reports, quarterly reports and the information, documentation and other reports) required to be filed by the Company under the Exchange Act and Sections 13 and 15 of the rules and regulations adopted by the SEC thereunder, and the Company shall use its best efforts to file each of such reports on a timely basis, and take such further action as any holder or holders of Securities may reasonably request, all to the extent required to enable such holders to sell Securities pursuant to Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC and to enable the Company to register securities with the SEC on Form S-3 or any similar short-form registration statement and upon the filing of each such report deliver a copy thereof to each holder of the Preferred Shares (or, if the Company is no longer subject to the requirements of the Exchange Act, provide reports in substantially the same form and at the same times as would be required if it were subject to the Exchange Act);

                  (h) maintain at all times a valid listing for the Common Stock on a national securities exchange or the Nasdaq National Market System;

                  (i) maintain all material Intellectual Property Rights necessary to the conduct of its business and own or have a valid license to use all right, title and interest in and to, such material Intellectual Property Rights;

                  (j) within fifteen (15) days after the Advance Closing Date (but not before) and at each subsequent election of directors, (and each Purchaser agrees to use its best efforts) elect to the Board of Directors of the Company pursuant to Section 5A of the

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

         Certificate of Designations (x) one individual designated by Advance as long as Advance owns any Preferred Shares and (y) one individual elected by the holders of a plurality of the Series A Preferred and Series B Preferred, voting together as a single class; and

                  (k) on the Closing Date, have executed and delivered the Credit Agreement on substantially the same principal terms and conditions as set forth in the commitment letter issued by the lenders a party thereto dated January 7, 1998; and

                  (l) deliver Conversion Shares in accordance with the terms and conditions, and time periods, set forth in the Certificate of Designations.

         VIII.3 RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of issuance upon conversion of the Preferred Shares, such number of shares of Common Stock as are issuable upon the conversion of all outstanding shares of the Preferred Shares. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance).

         VIII.4 PURCHASERS' RIGHTS IF TRADING IN COMMON STOCK IS SUSPENDED OR DELISTED. If at any time while any Purchaser (or any assignee thereof) owns any Preferred Shares or Conversion Shares, trading in the shares of the Common Stock is suspended on or delisted from the American Stock Exchange or any other principal market or exchange for such shares (other than as a result of the suspension of trading in securities on such market or exchange generally or temporary suspensions pending the release of material information) for more than five business days in the aggregate, at the option of any Purchaser exercisable by written notice to the Company delivered after such suspension or delisting, the Company shall redeem, in cash, one-twentieth of the Preferred Shares and Conversion Shares then held by such Purchaser, at an aggregate purchase price equal to the sum of (i) the number of Preferred Shares to be redeemed multiplied by the product of (1) the average per share market value for the five (5) business days immediately preceding (a) the day of such notice or (b) the date of payment in full of the redemption price calculated under this Section, whichever is greater and (2) a fraction, the numerator of which is 1,000 and the denominator of which is the Conversion Price on (a) the date of the repurchase notice, or (b) the date of payment in full of the redemption price pursuant to this Section, whichever is lower, (ii) the aggregate of all accrued but unpaid dividends payable in respect of all Preferred Shares to be redeemed, (iii) the number of Conversion Shares then held by such Purchaser multiplied by the average per share market value for the five (5) business days immediately preceding (A) the date of the notice or (B) the date of payment in full by the Company of the redemption price calculated under this Section, whichever is greater, and (iv) interest on the amounts set forth in (i) - (iii) above accruing from the 5th business day after such notice until the repurchase price under this Section is paid in full at the rate of 14% per annum.

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

The Company shall provide written notice of any redemption demand made pursuant to this Section to each other holder of Preferred Shares or Conversion Shares within 24 hours of its receipt thereof.

         VIII.5 USE OF PROCEEDS. At the same time the Company files its annual report on Form 10-K and at such other times as any SBIC Holder reasonably requests, the Company shall deliver to each SBIC Holder a written statement certified by the Company's president or chief financial officer describing in reasonable detail the use of the proceeds of the Financing hereunder by the Company and its Subsidiaries. In addition to any other rights granted hereunder, the Company shall grant such SBIC Holder and the SBA access to the Company's books and records for the purpose of verifying the use of such proceeds and verifying the certifications made by the Company in SBA Forms 480 and 652 delivered pursuant to Section 7.1(f) above and for the purpose of determining whether the principal business activity of the Company and its Subsidiaries continues to constitute an eligible business activity (within the meaning of the SBIC Regulations).

                                   ARTICLE IX

                                    SURVIVAL

         IX.1 SURVIVAL. The representations and warranties of the parties hereto contained herein, or in any writing delivered pursuant hereto, shall survive the Closing and expire 30 days following the filing of the Company's annual report on Form 10-K with the SEC for the Company's fiscal year that ends in 1999, except that, notwithstanding anything to the contrary contained herein, the representations of the Company contained in Section 4.23 hereof shall survive the Closing and expire on December 31, 2001.


                                    ARTICLE X

                                 INDEMNIFICATION

         X.1 INDEMNIFICATION. In consideration of each Purchaser's execution and delivery of this Agreement and acquiring the Preferred Stock hereunder and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each other holder of Preferred Stock and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses (including, without limitation, costs of suit and attorneys' fees and expenses) in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought) (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) the breach of any representation of warranty contained in any agreement

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

relating to any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Preferred Stock, (b) the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto by any of the Indemnitees or (c) resulting from any breach of any representation, warranty, covenant or agreement made by the Company herein or in any Related Document. The Company shall reimburse the Indemnitees for the Indemnified Liabilities as such Indemnified Liabilities are incurred. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         XI.1 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including each subsequent holder of Preferred Shares or Conversion Shares. Except as otherwise specifically provided herein, this Agreement shall not be assignable by any party without the prior written consent of the other parties hereto.

         XI.2 ENTIRE AGREEMENT. This Agreement and the other writings referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings.

         XI.3 NOTICES. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person,
(ii) transmitted by telecopy, (iii) sent by first-class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

         (a) If to the Company:

                     Alarmguard Holdings, Inc.
                     125 Frontage Road
                     Orange, Connecticut  06477
                     Telecopy:     (203) 799-9636
                     Attention:    Russell R. MacDonnell

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


             with a copy to:

                     Robinson & Cole LLP
                     695 East Main Street
                     Stamford, Connecticut  06904
                     Telecopy:     (203) 462-7599
                     Attention:    Richard A. Krantz, Esq.

         (b) If to Advance:

                     Advance Capital Partners, L.P.
                     660 Madison Avenue
                     15th Floor
                     New York, New York 10021
                     Telecopy:     (212) 835-2020
                     Attention:    Robert A. Bernstein

             with a copy to:

                     Kirkland & Ellis
                     153 East 53rd Street
                     New York, New York  10022
                     Telecopy:     (212) 446-4900
                     Attention:    Joshua N. Korff, Esq.

                  (c) If to any other Purchaser to the address set forth opposite such Purchaser's name on Schedule I hereto.

         XI.4 PURCHASERS FEES AND EXPENSES. The Company shall reimburse the Purchasers for the reasonable fees and expenses of Kirkland & Ellis incurred in connection with the documentation, negotiation and consummation of the transactions contemplated by this Agreement and the Related Documents (including any future amendments or waivers thereto) and for reasonable due diligence expenses incurred by the Purchasers.

         XI.5 AMENDMENT AND WAIVER. No amendment of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Company and the holders of two-thirds of the Preferred Shares and Conversion Shares held by holders of Series A Preferred and Series B Preferred, taken together. Any failure of the Company to comply with any provision hereof may only be waived in writing by the holders of two-thirds of the Preferred Shares and Conversion Shares held by holders of Series A Preferred and Series B Preferred, taken together, and any failure of any holder of Preferred Shares or Conversion Shares to comply with any provision hereof may only be waived in writing by the Company. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by any other party shall

                                       26
X:\LEGAL\393LMM\DOC\AFHM_1.DOC
constitute a waiver of such party's right to enforce any provision hereof or to take any such action. Notwithstanding anything to the contrary contained herein, no amendment to or waiver of Section 8.2(j) without the prior written consent of Advance shall be permitted. No amendment of any provision of this Agreement shall be effective prior to the Advance Closing.

         11.6 LIKE TREATMENT OF HOLDERS. Neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, payment for the redemptions or exchange of Preferred Shares, or otherwise, to any holder of Preferred Shares, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Preferred Shares or this Agreement or the Registration Rights Agreement, unless such consideration is required to be paid to all holders of Preferred Shares bound by such consent, waiver or amendment whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Preferred Shares for redemption or exchange. The Company shall not, directly or indirectly, redeem any Preferred Shares unless such offer of redemption is made pro rata to all holders of Preferred Shares on identical terms.

         11.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

         11.8 HEADINGS. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

         11.9 SPECIFIC PERFORMANCE. The Company, on the one hand, and the Purchasers, on the other hand, acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive relief as remedies for any such breach, these remedies being in addition to any of the remedies to which they may be entitled at law or equity.

         11.10 REMEDIES CUMULATIVE. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

         11.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE LAWS OF CONFLICT OR CHOICE OF LAWS OF THE STATE OF NEW YORK OR OF ANY OTHER JURISDICTION THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THOSE OF THE STATE OF NEW YORK.

         11.12 NO THIRD PARTY BENEFICIARIES. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason

                                       27

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

of this Agreement.

         11.13 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               *     *     *     *     *


         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement as of the date first above written.


                               ALARMGUARD HOLDINGS, INC.


                               By:
                                  -----------------------------------
                                  Name:
                                  Title:


                               ADVANCE CAPITAL PARTNERS, L.P.

                               By:  Advance Capital Associates, L.P.,
                                          its General Partner
                               By:  Advance Capital Management, LLC,
                                          its General Partner


                               By:
                                  -----------------------------------
                                  Name:    Robert A. Bernstein
                                  Title:   Principal


                               ADVANCE CAPITAL OFFSHORE PARTNERS, L.P.

                               By:  Advance Capital Offshore Associates, LDC,
                                            its General Partner
                               By:  Advance Capital Associates, L.P.,
                                            its Sole Director
                               By:  Advance Capital Management, LLC,
                                            its General Partner

                               By:
                                  -----------------------------------
                                  Name:    Robert A. Bernstein
                                  Title:   Principal

                               CANAAN EQUITY, L.P.

                               By:  Canaan Equity Partners, L.L.C.

                               By:
                                  -----------------------------------
                                  Name:    Stephen L. Green
                                  Title:   Member/Manager

                               EXETER CAPITAL PARTNERS IV, L.P.

                               By:  Exeter IV Advisors, L.P.
                                            its General Partner
                               By:  Exeter IV Advisors, Inc.,
                                            its General Partner

                               By:
                                  -----------------------------------
                                  Name:    Keith R. Fox
                                  Title:   President


                               LB I GROUP INC.


                               By:
                                  -----------------------------------
                                  Name:    Alan H. Washkowitz
                                  Title:   Senior Vice President

                               ELLIOTT ASSOCIATES, L.P.


                               By:
                                  -----------------------------------
                                  Name:    Paul E. Singer
                                  Title:   General Partner

                               WESTGATE INTERNATIONAL, L.P.
                                   By:  Martley International, Inc.
                                        as Attorney-in-Fact


                               By:
                                  -----------------------------------
                                  Name:    Paul E. Singer
                                  Title:   President

                               ZIFF ASSET MANAGEMENT, L.P.

                               By:
                                  -----------------------------------
                                  Name:    Philip B. Korsant
                                  Title:   President



                               OZ MASTER FUND, LTD.


                               By:
                                  -----------------------------------
                                  Name:    Daniel S. Och
                                  Title:   Managing Member
                                           OZ Management, L.L.C.

                               IBJS CAPITAL CORPORATION

                               By:
                                  -----------------------------------
                                  Name:    Kevin P. Falvey
                                  Title:   Director



                               CREDIT SUISSE (GUERNSEY) LIMITED
                                  as trustee of the Dynamic Growth Fund II

                               By:
                                  -----------------------------------
                                  Name:   M. E. Zunino
                                  Title:  Associate



                               AETNA LIFE INSURANCE COMPANY


                               By:
                                  -----------------------------------
                                  Name:   Alan Vartelas
                                  Title:  Assistant Vice President

                               GRANITE PROPERTIES MANAGEMENT CORP.

                               By:
                                  -----------------------------------

                                   Name:  Daren J. Wells
                                   Title: Director, Private Equity


                               By:
                                  -----------------------------------
                                  Name:  Paul Finkelstein

393LMM1355/1.486634-1